                                                                    EXHIBIT 12.1

                               DTE ENERGY COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                   Nine
                                                  Months            Year Ended December 31
                                                  Ended
                                                 9/30/01   2000     1999     1998     1997     1996
                                                 ---------------------------------------------------

                                                            (Millions, except for ratio)
EARNINGS:
  Pretax earnings                                $   24   $  480   $  546   $  600   $  678   $  533
    Add:
      Loss from equity investees                     17       26       15        5        3     --
      Fixed charges                                 347      370      378      360      349      351
      Distributed income from equity investees        7     --       --       --       --       --
                                                 ------   ------   ------   ------   ------   ------
NET EARNINGS                                        395      876      939      965    1,030      884
                                                 ------   ------   ------   ------   ------   ------


FIXED CHARGES:
    Interest expense                                331      336      344      319      297      291
    Interest factor of rents                          3       34       34       34       34       34
    Preferred stock dividend factor                  13     --       --          7       18       26
                                                 ------   ------   ------   ------   ------   ------
        Total fixed charges                      $  347   $  370   $  378   $  360   $  349   $  351
                                                 ------   ------   ------   ------   ------   ------

Ratio of earnings to fixed charges                 1.14     2.37     2.48     2.68     2.95     2.52
                                                 ======   ======   ======   ======   ======   ======
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